UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2024

ASSET ENTITIES INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41612	88-1293236
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Crescent Ct, 7th Floor, Dallas, TX	75201
(Address of principal executive offices)	(Zip Code)

(214) 459-3117
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.0001 par value per share	ASST	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in its Current Report on Form 8-K filed on November 6, 2023 (the “Previous Report”), Brian Regli gave written notice of his resignation (the “Resignation Letter”) from the board of directors (the “Board”) of the Company, and from the Audit Committee and Compensation Committee of the Board, effective May 16, 2024.

On May 13, 2024, the Board elected David Reynolds as a director of the Company, effective as of May 16, 2024. Mr. Reynolds will not serve on any committees of the Board at this time. Mr. Reynolds will serve as a director until his successor has been duly elected and qualified or his earlier death, resignation, disqualification, or removal.

There is no arrangement or understanding between Mr. Reynolds and any person pursuant to which he was selected as director. There are and have been no transactions in which Mr. Reynolds has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Under an independent director agreement between the Company and Mr. Reynolds, dated as of May 16, 2024 (the “Independent Director Agreement”), Mr. Reynolds will be entitled to an annual fee of $40,000, plus $9,000 per year in cash for as long as Mr. Reynolds serves as a chairman of a committee of the Board, to be paid to Mr. Reynolds in four equal installments in a mutually agreed manner. In addition, the Company will grant of 9,000 shares of restricted Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”) under the Asset Entities Inc. 2022 Equity Incentive Plan (the “Plan”), to Mr. Reynolds, subject to the approval of the Board or the Compensation Committee, as applicable. The Company will also reimburse Mr. Reynolds for pre-approved reasonable business expenses incurred in good faith in connection with the performance of his duties for the Company.

Under an indemnification agreement between the Company and Mr. Reynolds in the Company’s standard form for officers or directors of the Company, dated as of May 16, 2024 (the “Indemnification Agreement”), the Company will indemnify Mr. Reynolds to the fullest extent permitted by law. The Company will also advance all expenses relating to any proceeding, other than proceedings by or in the right of the Company or any claim, issue or matter therein, within 30 days after the receipt by the Company of a statement requesting such advance and a written undertaking to repay any expenses advanced if it shall ultimately be determined that indemnification against such expenses is not permitted. Any advances and undertakings to repay shall be unsecured and interest-free. The Indemnification Agreement also provides for payments by the Company for the entire amount of any judgment or settlement of any action, suit or proceeding in which it is liable or would be liable if joined in such action, subject to the other terms and provisions of the indemnification agreements, and certain other indemnification and payment obligations. The Indemnification Agreement also provides that if the Company maintains a directors’ and officers’ liability insurance policy, that the indemnitee will be covered by the policy to the maximum extent of the coverage available for any of the Company’s directors or executive officers.

The foregoing summary of the terms and conditions of the Independent Director Agreement and the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Independent Director Agreement and the form of Indemnification Agreement filed as Exhibit 10.1 and Exhibit 10.2 to this report, respectively, which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Independent Director Agreement between Asset Entities Inc. and David Reynolds, dated as of May 16, 2024
10.2	Form of Indemnification Agreement between Asset Entities Inc. and each officer or director
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2024	ASSET ENTITIES INC.

/s/ Arshia Sarkhani
	Name:	Arshia Sarkhani
	Title:	Chief Executive Officer and President

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